Exhibit 4.1

STOCKHOLDER AGREEMENT

BY AND AMONG

VECTOR STEALTH HOLDINGS II, L.L.C.

AND

SAFENET HOLDING CORPORATION

DATED AS OF NOVEMBER 18, 2010

* * *

SAFENET HOLDING CORPORATION

STOCKHOLDER AGREEMENT

This Stockholder Agreement (as it may be amended from time to time in accordance with the terms hereof, the “Agreement”), dated as of November 18, 2010, is made by and among Vector Stealth Holdings II, L.L.C., a Delaware limited liability company (“Vector”), and SafeNet Holding Corporation, a Delaware corporation (the “Company”).

RECITALS

A. The Company is proposing to sell common shares, par value $0.001 per share, to the public in an initial public offering (SEC File No. 333-168067) (the “IPO”); and

B. Vector and the Company wish to set forth certain governance and other rights and obligations between them applicable after the consummation of the IPO.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises, covenants and agreements of the parties hereto, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

Section 1

DEFINITIONS

1.1 Definitions. As used in this Agreement, the following terms shall have the following meanings:

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such Person. For these purposes, “control” shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Board of Directors” means the board of directors of the Company.

“Business Day” means any day other than a Saturday, Sunday or day on which banking institutions in New York, New York are authorized or obligated by law or executive order to close.

“Certificate” means the amended and restated certificate of incorporation and amended and restated bylaws of the Company.

“Change in Control” shall mean any transaction or series of related transactions (whether by merger, consolidation or sale or transfer of the Company Shares or assets (including stock of its Subsidiaries), or otherwise) as a result of which an Independent Third Party obtains ownership, directly or indirectly, (i) of Company Shares which represent more then 50% of the total voting power in the Company or (ii) by lease, license, sale or otherwise, of all or substantially all of the assets of the Company and its Subsidiaries on a consolidated basis.

“Company” has the meaning set forth in the preamble.

“Company Shares” means shares of the Company’s common stock.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and any successor thereto, and any rules and regulations promulgated thereunder, all as the same shall be in effect from time to time.

“GAAP” means generally accepted accounting principles in the United States.

“Independent Third Party” means any Person or group (within the meaning of Section 13(d)(3) of the Exchange Act) that is not Vector (or any Affiliate of Vector, or any officer, director, or employee of Vector or its Affiliates).

“IPO” has the meaning set forth in the recitals.

“NASDAQ” means the NASDAQ Global Market.

“Necessary Action” means, with respect to a specified result, all actions necessary to cause such result, including (i) voting or providing a written consent or proxy with respect to the Company Shares, and including designees in proxy and other documents, (ii) causing the adoption of stockholders’ resolutions and amendments to the Certificate, (iii) causing members of the Board of Directors to act in a certain manner or causing them to be removed in the event they do not act in such a manner, (iv) executing agreements and instruments, and (v) making, or causing to be made, with governmental, administrative or regulatory authorities, all filings, registrations or similar actions that are required to achieve such result.

“Person” means an individual, partnership, limited liability company, corporation, trust, association, estate, unincorporated organization or a government or any agency or political subdivision thereof.

“Representatives” means, with respect to any Person, any of such Person’s officers, directors, employees, agents, attorneys, accountants, actuaries, consultants, equity financing partners or financial advisors or other Person associated with, or acting on behalf of, such Person.

“Sponsor Director” means any member of the Board of Directors appointed by Vector.

“Subsidiary” means, with respect to any Person, any company, corporation, partnership, limited liability company, association, joint venture or other business entity of which (i) if a company or corporation, at least 50% of the total voting power of shares or stock entitled (irrespective of whether, at the time, stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, limited liability company, association, joint venture or other business entity, at least 50% of the partnership, joint venture or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For the purposes hereof, references to a “Subsidiary” of any Person shall be given effect only at such times that such Person has one or more Subsidiaries, and, unless otherwise indicated, the term “Subsidiary” refers to a Subsidiary of the Company.

“Vector” has the meaning set forth in the preamble, and includes Vector Capital Corporation and any controlled Affiliates of Vector Capital Corporation.

“Wholly Owned Subsidiary” means any Subsidiary of the Company of which all of the capital stock or other ownership interests (including any options, warrants, or other securities convertible into, or exercisable or exchangeable for, equity securities) are owned by the Company and/or one or more Wholly Owned Subsidiaries.

1.2 Other Interpretive Provisions. (a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(a) The words “hereof”, “herein”, “hereunder” and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement; and any subsection and Section references are to this Agreement unless otherwise specified.

(b) The term “including” is not limiting and means “including without limitation.”

(c) The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

(d) Whenever the context requires, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms.

Section 2

REPRESENTATIONS AND WARRANTIES

Each of the parties to this Agreement hereby represents and warrants to each other party to this Agreement that as of the date such party executes this Agreement:

2.1 Existence; Authority; Enforceability. Such party has the power and authority to enter into this Agreement and to carry out its obligations hereunder. Such party is duly organized and validly existing under the laws of its jurisdiction of organization, and the execution of this Agreement, and the consummation of the transactions contemplated herein, have been authorized by all necessary action, and no other act or proceeding on its part is necessary to authorize the execution of this Agreement or the consummation of any of the transactions contemplated hereby. This Agreement has been duly executed by it and constitutes its legal, valid and binding obligations, enforceable against it in accordance with its terms.

2.2 Absence of Conflicts. The execution and delivery by such party of this Agreement and the performance of its obligations hereunder does not and will not (a) conflict with, or result in the breach of any provision of the constitutive documents of such party; (b) result in any violation, breach, conflict, default or event of default (or an event which with notice, lapse of time, or both, would constitute a default or event of default), or give rise to any right of acceleration or termination or any additional payment obligation, under the terms of any contract, agreement or permit to which such party is a party or by which such party’s assets or operations are bound or affected; or (c) violate any law applicable to such party.

2.3 Consents. Other than any consents which have already been obtained, no consent, waiver, approval, authorization, exemption, registration, license or declaration is required to be made or obtained by such party in connection with (a) the execution, delivery or performance of this Agreement or (b) the consummation of any of the transactions contemplated herein.

Section 3

GOVERNANCE

3.1 Board Composition; Designation.

(a) Composition. The Company shall take all Necessary Action to cause the Board of Directors to be comprised of seven (7) directors; or such other number as is determined from time to time but in no event less than five (5) or more than nine (9) directors. Of the initial seven (7) member Board of Directors, four (4) shall be designated by Vector, one (1) shall be the Chief Executive Officer of the Company, and the remaining two (2) shall be independent directors. If Vector ceases to beneficially own 40% or more of the voting power of the Company Shares, but beneficially owns at least 30% of the voting power of the Company Shares, Vector shall be entitled to appoint a number of directors to the Board of Directors equal to 40% of the number of directors constituting the Board of Directors; if Vector ceases to beneficially own 30% or more of the voting power of the Company Shares, but beneficially owns at least 20% of the voting power of the Company Shares, Vector shall be entitled to appoint a number of directors to the Board of Directors equal to 30% of the number of directors constituting the Board of Directors; if Vector ceases to beneficially own 20% or more of the voting power of the Company Shares, but beneficially owns at least 10% of the voting power of the Company Shares, Vector shall be entitled to appoint a number of directors to the Board of Directors equal to 20% of the number of directors constituting the Board of Directors; if Vector ceases to beneficially own 10% or more of the voting power of the Company Shares, but beneficially owns at least 7.5% of the voting power of the Company Shares, Vector shall be entitled to appoint one member to the Board of Directors; if Vector ceases to beneficially own 7.5% or more of the voting power of the Company Shares, then Vector shall not be entitled to appoint any member of the Board of Directors. The number of directors Vector shall be permitted to appoint to the Board of Directors pursuant to this Section 3.1(a)(i) shall be rounded up the nearest whole number of directors.

(b) Designation. The initial directors designated by Vector pursuant to Section 3.1(a) are Alexander Slusky, David Fishman, William Crowell and Arthur Marks.

3.2 Removal and Replacement; Vacancies.

(a) A Sponsor Director may be removed by, and only by, the affirmative vote or written consent of Vector, which removal may be made at any time by Vector in its sole discretion and if, prior to his or her appointment to the Board of Directors, any person is unable or unwilling to serve as a Sponsor Director, then Vector shall be entitled to designate a replacement. If, following appointment to the Board of Directors, any Sponsor Director resigns, is removed, or is unable to serve for any reason prior to the expiration of his or her term as a director, then, Vector shall be solely entitled to appoint a replacement. If Vector fails to do so, then such directorship shall remain vacant until filled by Vector.

(b) To the extent Vector desires to remove a Sponsor Director, then Vector shall send a written notice to the Secretary of the Company stating the name of the Sponsor Director(s) to be removed from the Board of Directors and, upon receipt of such notice by the Secretary of the Company, such Sponsor Director(s) shall be deemed to have resigned from the Board of Directors, and the vacancy or vacancies created thereby (and, thereafter, any vacancies created in that particular directorship) shall be filled by Vector in its discretion, it being understood that neither the Company nor the Board of Directors shall have the power to fill any such vacancy.

3.3 Committees.

(a) Composition. The Board of Directors may from time to time designate one or more committees, each of which shall have such number of members as is determined from time to time by the Board of Directors acting in accordance with the Company’s nomination and governance procedures; provided that for so long as Vector is entitled to designate one or more Sponsor Directors under Section 3.1, it shall have the right to designate one of its Sponsor Directors to serve as a member of each of the Board of Director’s committees (and if it has more than one Sponsor Director, it may appoint a different Sponsor Director to different Board of Director committees); provided, further, however, that no such right to designate one or more Sponsor Director to a Board of Directors committee would violate the U.S. federal securities laws, the rules and regulations promulgated thereunder and applicable listing standards and rules of the securities exchange on which a class of the Company’s securities are listed (assuming the election by the Company of any available “controlled company” exceptions to such laws, rules and regulations and standards). To the extent that a Sponsor Director is removed from the Board pursuant to Section 3.2, such Sponsor Director shall be deemed to have resigned from all committees upon which such Sponsor Director is serving. Any vacancies on the Board of Director’s committees created thereby (and, thereafter, any vacancies created in these committee memberships) shall, to the extent Vector continues to have the right to appoint one of its Sponsor Director to the Board of Director’s committees, be filled by Vector in its discretion.

(b) Authority. No committee of the Board of Directors shall have the power to act for the Board of Directors where such action would require Vector’s approval pursuant to Section 3.5 or otherwise expressly require the vote or consent of a majority of the Board of Directors under applicable law, the Certificate or this Agreement.

3.4 Board Compensation; Insurance.

(a) Compensation. The Company shall reimburse the directors for all reasonable out-of-pocket expenses incurred in connection with their attendance at meetings of the Board of Directors and any committees thereof, including without limitation travel, lodging and meal expenses.

(b) Insurance. The Company shall obtain customary director and officer indemnity insurance on commercially reasonable terms.

3.5 Actions Requiring Vector Approval.

(a) Amendments to the Certificate. Until such time as Vector no longer has the right to appoint a director pursuant to Section 3.1, Vector’s approval shall be required for the Company and/or its Subsidiaries to take any of the following actions:

(i) Any amendment or restatement of the provisions of Section 7.2 of the Certificate.

(ii) Any amendment or restatement of the provisions of Section 7.3 of the Certificate.

(iii) Any amendment or restatement of the provisions of Section 4.4 of the Certificate.

(iv) Any amendment or restatement of the provisions of Section 8.2 of the Certificate; provided, Vector beneficially owns more than 50% of the Company Shares.

(v) Any amendment or restatement of the provisions of Section 8.3 of the Certificate; provided, Vector beneficially owns more than 15% of the Company Shares.

(vi) Any amendment or restatement of the provisions of Section 8.4 of the Certificate.

(vii) Any amendment or restatement of the provisions of Article IX of the Certificate.

(viii) Any other amendment or restatement of any provision of the Certificate which by its terms states it is subject to the terms and conditions of this Agreement so as to amend, alter or repeal such statement that such provision of the Certificate is subject to the terms and conditions of this Agreement.

(b) Other Changes. Until such time as Vector beneficially owns less than 30% of the Company Shares, Vector’s approval shall be required for the Company and/or its Subsidiaries to take any of the following actions:

(i) Except as otherwise expressly provided in this Agreement, change the size or the composition of the Board of Directors or any committee of the Board of Directors or the board of directors or similar governing body of any Subsidiary.

(ii) Enter into or effect a Change in Control.

(iii) Directly or indirectly, enter into or effect any transaction or series of related transactions involving the sale, lease, license, exchange or other disposal (including by merger, consolidation, sale of stock, or sale of assets) by the Company or the Subsidiaries of any assets having a fair market value or for consideration having a fair market value (in each case as reasonably determined by the Board) in excess of the greater of US$50,000,000 or 7.5% of the Company’s market capitalization as of the end of the fiscal quarter immediately preceding the quarter in which the definitive agreement for such disposition is entered into.

(iv) Directly or indirectly, enter into or effect any transaction or series of related transactions involving the purchase, lease, license, exchange or other acquisition (including by merger, consolidation, acquisition of stock, or acquisition of assets) by the Company or the Subsidiaries of any assets and/or equity securities of any person for consideration having a fair market value (as reasonably determined by the Board of Directors) in excess of the greater of US$50,000,000 or 7.5% of the Company’s market capitalization as of the end of the fiscal quarter immediately preceding the quarter in which the definitive agreement for such acquisition is entered into.

(v) Enter into any joint venture or similar business alliance involving investment, contribution or disposition by the Company or the Subsidiaries of assets (including stock of Subsidiaries) having a fair market value (as reasonably determined by the Board) in excess of the greater of US$50,000,000 or 7.5% of the Company’s market capitalization as of the end of the fiscal quarter immediately preceding the quarter in which the definitive agreement for such transaction is entered into.

(vi) Incur (or extend, supplement, or otherwise modify any of the material terms of) any indebtedness (including any refinancing of existing indebtedness); assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person; enter into (or extend, supplement, or otherwise modify any of the material terms of) any agreement under which it may incur indebtedness in the future; or make any loan, advance or capital contribution to any Person (other than the Company or any Wholly Owned Subsidiaries); in each case having aggregate principal amount in excess of the lesser of (x) $379,000,000 and (y) the Company’s consolidated indebtedness after giving effect to the reduction thereof by the use of IPO proceeds and cash as contemplated by the final registration statement filed in connection with the IPO plus $50,000,000.

(c) Dissolution; Liquidation; Reorganization; Bankruptcy. Dissolve, liquidate or engage in any recapitalization or reorganization of the Company or any Subsidiary or initiate a voluntary liquidation, dissolution, receivership, bankruptcy or other insolvency proceeding involving the Company or any Subsidiary.

(d) Nature of Business. Make any material change in the nature of the business conducted by the Company and its Subsidiaries.

(e) Chief Executive Officer. Terminate the Company’s Chief Executive Officer, whether with or without cause.

3.6 No Duty.

Notwithstanding anything to the contrary in any other agreement or at law or in equity, that when Vector takes any action under this Agreement to give or withhold its consent, Vector shall have no duty (fiduciary or other) to consider the interests of the Company or any other stockholder and may act exclusively in its own interest.

Section 4

GENERAL PROVISIONS

4.1 Waiver by Vector. The rights and obligations contained in this Agreement are in addition to the relevant provisions of the Certificate in force from time to time and shall be construed to comply with such provisions. To the extent that this Agreement is determined to be in contravention of the Certificate, this Agreement shall constitute a waiver by Vector, to the fullest extent permissible under applicable laws, of any right Vector may have pursuant to the Certificate that is inconsistent with this Agreement.

4.2 Assignment; Benefit.

(a) The rights and obligations hereunder shall not be assignable without the prior written consent of the other parties hereto. Any assignment of rights or obligations in violation of this Section 4.2 shall be null and void.

(b) This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, and their respective successors and permitted assigns.

4.3 Freedom to Pursue Opportunities. The parties expressly acknowledge and agree that: (i) Vector and each Sponsor Director of the Company has the right to, and shall have no duty (contractual or otherwise) not to, directly or indirectly engage in the same or similar business activities or lines of business as the Company, including those deemed to be competing with the Company; and (ii) in the event that Vector or any Sponsor Director of the Company acquires knowledge of a potential transaction or matter that may be a corporate opportunity for both the Company and Vector or any Sponsor Director, Vector or a Sponsor Director shall have no duty (contractual or otherwise) to communicate or present such corporate opportunity to the Company and, notwithstanding any provision of this Agreement to the contrary, shall not be liable to the Company or its Affiliates or any other Company stockholder for breach of any duty (contractual or otherwise) by reason of the fact that Vector or a Sponsor Director, directly or indirectly, pursues or acquires such opportunity for itself, directs such opportunity to another person, or does not present such opportunity to the Company.

4.4 Termination; Effectiveness. Article III of this Agreement shall terminate as set forth in such Article. The remainder of this Agreement shall terminate after Vector shall have transferred all Company Shares owned by it. This Agreement shall become effective upon the closing of the IPO.

4.5 Severability. In the event that any provision of this Agreement shall be invalid, illegal or unenforceable such provision shall be construed by limiting it so as to be valid, legal and enforceable to the maximum extent provided by law and the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

4.6 Entire Agreement; Amendment. (b) This Agreement sets forth the entire understanding and agreement between the parties with respect to the subject matter hereof and supersedes and replaces any prior understanding, agreement or statement of intent, in each case written or oral, of any kind and every nature with respect hereto. No provision of this Agreement may be amended, modified or waived in whole or in part at any time without an agreement in writing executed by each of the parties hereto.

(a) No waiver of any breach of any of the terms of this Agreement shall be effective unless such waiver is expressly made in writing and executed and delivered by the party against whom such waiver is claimed. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. Except as otherwise expressly provided herein, no failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder, or otherwise available in respect hereof at law or in equity, shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

4.7 Counterparts. This Agreement may be executed in any number of separate counterparts each of which when so executed shall be deemed to be an original and all of which together shall constitute one and the same agreement.

4.8 Notices. Unless otherwise specified herein, all notices, consents, approvals, reports, designations, requests, waivers, elections and other communications authorized or required to be given pursuant to this Agreement shall be in writing and shall be given, made or delivered (and shall be deemed to have been duly given, made or delivered upon receipt) by personal hand-delivery, by facsimile transmission, by electronic mail, by mailing the same in a sealed envelope, registered first-class mail, postage prepaid, return receipt requested, or by air courier guaranteeing overnight delivery, addressed to the parties at the following addresses (or at such other address for such party as shall be specified by like notice):

if to Vector, to:

Vector Stealth Holdings II, L.L.C.

One Market Street

Steuart Tower, 23rd Floor

San Francisco, CA 94105

Attention: David Baylor

Telephone: 415-293-5000

Fax: 415-293-5100

with a copy (which shall not constitute notice) to:

Shearman & Sterling LLP

525 Market Street, Suite 1500

San Francisco, CA 94105

Attention: Michael J. Kennedy, Esq.

                  Steve L. Camahort, Esq.

Telephone: 415-616-1100

Fax: 415-616-1199

if to the Company:

SafeNet Holding Corporation

4690 Millennium Drive

Belcamp, MD 21017

Attention: Kenneth M. Siegel, Esq.

Telephone: 410-931-7500

Fax: 410-931-7524

4.9 Independent Auditers; Books and Records; Inspection.

(a) The books of account and records of the Company shall be audited as of the end of each fiscal year by a firm of independent public accountants selected by the Board of Directors.

(b) The books and records of the Company shall be available for inspection by Vector and its Representatives at the principal office and place of business of the Company.

(c) The Company shall use reasonable efforts to cause Vector to receive, within a reasonable time after the close of each fiscal year and quarter (but not later than 90 days after the end of each fiscal quarter and 120 days after the end of each fiscal year), the financial statements for such fiscal year and quarter and such other information as may be reasonably requested by Vector or as is otherwise required by law.

(d) Vector shall have the right to receive audited annual consolidated financial statements of the Company and such other information as may be reasonably requested by Vector relating to the Company.

4.10 Governing Law. THIS AGREEMENT AND ANY RELATED DISPUTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE.

4.11 Jurisdiction. ANY ACTION OR PROCEEDING AGAINST THE PARTIES RELATING IN ANY WAY TO THIS AGREEMENT MAY BE BROUGHT EXCLUSIVELY IN THE COURTS OF THE STATE OF DELAWARE OR (TO THE EXTENT SUBJECT MATTER JURISDICTION EXISTS THEREFORE) THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF DELAWARE, AND THE PARTIES IRREVOCABLY SUBMIT TO THE JURISDICTION OF BOTH SUCH COURTS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING. ANY ACTIONS OR PROCEEDINGS TO ENFORCE A JUDGMENT ISSUED BY ONE OF THE FOREGOING COURTS MAY BE ENFORCED IN ANY JURISDICTION.

4.12 Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, VECTOR WAIVES, AND COVENANTS THAT SUCH PARTY WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, CLAIM OR PROCEEDING ARISING OUT OF THIS AGREEMENT OR THE SUBJECT MATTER HEREOF OR IN ANY WAY CONNECTED WITH THE DEALINGS OF VECTOR OR THE COMPANY IN CONNECTION WITH ANY OF THE ABOVE, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER IN CONTRACT, TORT OR OTHERWISE. The Company or Vector may file an original counterpart or a copy of this Section 4.12 with any court as written evidence of the consent of such party to the waiver of their rights to trial by jury.

4.13 Specific Performance. It is hereby agreed and acknowledged that it will be impossible to measure in money the damages that would be suffered if the parties fail to comply with any of the obligations herein imposed on them by this Agreement and that, in the event of any such failure, an aggrieved party will be irreparably damaged and will not have an adequate remedy at law. Any such party shall, therefore, be entitled (in addition to any other remedy to which such party may be entitled at law or in equity) to injunctive relief, including specific performance, to enforce such obligations, without the posting of any bond, and if any action should be brought in equity to enforce any of the provisions of this Agreement, none of the parties hereto shall raise the defense that there is an adequate remedy at law.

The parties are signing this Agreement as of the date stated in the introductory clause.

SAFENET HOLDING CORPORATION

a Delaware corporation

By:	/s/ Mark A. Floyd
Name:	Mark A. Floyd
Title:	CEO

VECTOR STEALTH HOLDINGS II, L.L.C.,

a Delaware limited liability company

By:	Vector SA Holdings, L.L.C., its Managing Member

By:	Vector Capital Partners III, L.L.C., its Managing Member

By:	/s/ Alexander R. Slusky
Name:	Alexander R. Slusky
Title:	Managing Member

(Signature page to the Stockholders Agreement)